Exhibit 10.34

Remix Therapeutics, Inc.
400 Technology Square
Cambridge, MA  02139

August 3rd, 2020

Dear Heather:

Remix Therapeutics, Inc.  (the “Company”) is pleased to offer you employment on the following terms:

1.          Position.  Your initial title will be Chief Business Officer/Chief Operating Officer, and you will initially report to Peter Smith, the Company’s President and Chief Scientific Officer.  This is a full-time position.  You are required to relocate to, and maintain a residence in, the greater Boston area.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) without the Company’s prior written consent.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.         Cash Compensation.  The Company will pay you a starting salary at the rate of $350,000 per year, payable in accordance with the Company’s standard payroll schedule (the “Base Salary”).  The Base Salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s President and approved by the Company’s Board of Directors.  Your target bonus will be equal to 35% of your Base Salary.  Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. Should the Company be acquired during the period of time between the end of fiscal year and anticipated payment of the bonus, the bonus will be paid out accordingly. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3.          Relocation Assistance.  The Company will provide you with a relocation bonus in the form of a sign-on bonus of $100,000 (the “Relocation Bonus”), which will be paid to you within 60 days of your start date and will be subject to customary deductions and withholdings. You hereby acknowledge and agree, however, that if your employment with the Company terminates for any reason other than an Involuntary Termination prior to the one-year anniversary of your start date, you will be required to repay the full amount of the Relocation Bonus to the Company.

4.        Signing Bonus.  The Company agrees to pay you a signing bonus equaling $61,250 (the “Signing Bonus”), payable upon your 12 month anniversary at the Company following your start date and subject to all applicable tax reporting and withholding requirements.  In the event that your employment with the Company terminates for any reason other than an Involuntary Termination prior to the one-year anniversary of your start date, you will forfeit the right to the Signing Bonus.

5.          Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.  The Company agrees to pay a bonus equaling the employee’s share of COBRA health benefits for up to 3 months before you are eligible to begin participating in Company-sponsored health benefits.

6.          Stock Options.  Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 847,330 shares of the Company’s Common Stock (the “Option”) with a right to early exercise the Options.  The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2019 Stock Plan (the “Plan”) including standard vesting, as described in the Plan and the applicable Stock Plan Option Agreement.  You will vest in 25% of the Option after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Plan Agreement.  In addition, if you are subject to an Involuntary Termination within 12 months after a Change in Control, then you will vest automatically in 100% of any remaining unvested shares subject to the Option.

7.        Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8.         Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.          Tax Matters.

(a)        Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)       Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.     Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A supersede and replace any  prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.

11.         Defined Terms.

“Cause” shall mean

(a)          an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b)         a material failure by you to comply with the Company’s written policies or rules after being provided written notice and 30 days’ opportunity to cure;

(c)        your conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud that has caused harm to the Company or any affiliate of the Company;

(d)          your gross negligence or willful misconduct with respect to the Company or any affiliate of the Company which causes harm;

(e)        your willful and continued failure to substantially perform (other than by reason of disability) your duties and responsibilities assigned or delegated after receiving written notification of such failure from the Board and 30 days’ opportunity to cure;

(f)          any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of the Company by you, or your use or possession of illegal drugs in the workplace;

(g)        the material breach by you of any of your obligations under any agreement between you and the Company after being provided written notice and 30 days’ opportunity to cure; or

(h)        your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control”  shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the sale of all or substantially all of the assets of the Company, either in one transaction or a series of related transactions or (c) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 90 days after one of the following conditions has come into existence without your consent:

(a)          A reduction in your Base Salary and/or annual bonus opportunity;

(b)        With respect to your role as Chief Business Officer/Chief Operating Officer, a material diminution in your position, authority or responsibilities with respect to the Company or any successor or acquiring entity; or

(c)          Without your prior consent, a relocation of your principal workplace by more than 50 miles away from the location which you were working immediately prior to the required relocation.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and you obtain actual knowledge of such condition, and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on ________, 2020.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on or before August 31, 2020.

If you have any questions, please call me at _____________.

Very truly yours,

Remix Therapeutics Inc.

By:	/s/ Peter Smith
Peter Smith, President and CSO

I have read and accept this employment offer:

/s/ Heather Wasserman
Signature of Heather Wasserman

Dated: August 5, 2020

Attachment

Exhibit A:  Proprietary Information and Inventions Agreement